SWK Holdings Corporation Announces Up to Approximately $115 Million Equity Financing

Dallas, TX, August 18, 2014 – SWK Holdings Corporation (SWKH.OB) (“SWK” or the “Company”), a life science focused specialty finance company, announced that on August 18, 2014 that it has entered into a Securities Purchase Agreement (the “Purchase Agreement”) and related documents with Carlson Capital, L.P. and affiliates (“Carlson”) whereby in a series of transactions funds affiliated with Carlson (the "Stockholder") will purchase new shares in the Company such that its ownership increases to 69.0%.

The issuance of shares will be staged as follows:

(i)	First, the Company conducted an initial share issuance of 55,908,000 shares to Carlson Capital at $1.37 per share.

(ii)	Then, as promptly as reasonably practicable, the Company will undertake a separate $12.5 million Rights Offering based on a price of $0.86 per share. Existing stockholders, including Carlson based on its 28.9% pro rata basic participation rights, may elect to participate on a pro rata basis.

(iii)	Lastly, a subsequent share issuance at $1.37 per share of a to-be-determined number of shares will occur such that Carlson will have a voting 69.0% ownership interest in the Company.

With the Purchase Agreement and the Rights Offering, the Company expects to raise at least approximately $89.1 million and up to approximately $115 million in equity proceeds, based on non-Carlson stockholder participation in the Rights Offering of zero and 100%, respectively.

“We are extremely pleased to announce this financing and Carlson's continued support of the Company,” said Brett Pope, Chief Executive Officer of SWK. "We set out two years ago to establish SWK as a leading specialty finance company, providing capital to a broad range of life science companies, institutions and inventors. With the proceeds from this transaction, SWK is now well positioned to aggressively pursue this compelling market opportunity in order to generate significant cash flow and compound book value."

In connection with the transaction, William Clifford, Michael Margolis and John Nemelka resigned from the Company's Board of Directors. Pursuant to the Company’s Bylaws, the Board of Directors appointed Chris Haga, Blair Baker and Ed Stead to fill the vacancies created.

Michael Weinberg, Chairman, said "On behalf of the Board, I would like to thank the departing directors for their contribution and service to the Company and wish them well in their future endeavors. We welcome Chris Haga, Blair Baker and Ed Stead to the Board and look forward to leveraging their collective expertise as we prepare SWK for its next leg of growth."

In connection with the Purchase Agreement, the Company and the Stockholder entered into a Stockholder’s Agreement, dated as of August 18, 2014 (the “Stockholder’s Agreement”). The key terms of the Stockholders’ Agreement and all other related transaction documents will be included in the Company’s Form 8-K that will be filed on August 19, 2014. Brett Pope and Winston Black also entered into new employment agreements with the Company, extending their employment in their current capacities as Chief Executive Officer and Managing Director, respectively, through December 31, 2018.

Please refer the Company's website at www.swkhold.com for biographical information on the newly appointed members of the Board of Directors.

Houlihan Lokey Capital, Inc. acted as financial advisor to the Special Committee of the Company's Board of Directors; Goodwin Procter LLP acted as legal counsel to the Special Committee. Gibson, Dunn & Crutcher acted as legal counsel to Carlson. Holland & Knight acted as legal counsel to SWK.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

About Carlson Capital, L.P.

Carlson Capital, L.P. is an alternative asset management firm. Founded in 1993 by Clint Carlson, the firm currently manages over eight billion dollars across multiple hedge funds.

Statements in this release that are not strictly historical and any statements regarding events or developments that we believe or anticipate will or may occur in the future are "forward-looking" statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2012 Annual Report on Form 10-K. These forward looking statements speak only as of the date of this release and the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise

Representations made on behalf of or about SWK or its personnel are attributable solely to SWK and are not representations or guarantees by Carlson Capital, LP.

CONTACT: SWK Investor Relations at (972) 687-7250 or investor.relations@swkhold.com.

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